Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-259869 on Form S-8 and Registration Statement No. 333-270299 on Form S-3 of our reports dated February 21, 2024, relating to the consolidated and combined financial statements of Sylvamo Corporation and the effectiveness of Sylvamo Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Sylvamo Corporation for the year ended December 31, 2023.

/s/Deloitte & Touche, LLP

Memphis, Tennessee
February 21, 2024